Exhibit 99.1

NEWS RELEASE
RAMBUS WINS COORDINATED TRIAL AGAINST MEMORY MANUFACTURERS
Jury found Rambus acted properly while member of standard-setting organization
     LOS ALTOS, Calif. – March 26, 2008 – Rambus Inc. (Nasdaq:RMBS) today announced that the jury in the case involving Hynix Semiconductor (000660.KS), Micron Technologies (NYSE:MU), and Nanya Technology Corporation (2408.TW) has found in favor of Rambus. The jury determined that Rambus acted properly while a member of the standard-setting organization JEDEC during its participating in the early 1990s, finding that the memory manufacturers did not meet their burden of proving antitrust and fraud claims. This verdict should complete the case involving Hynix. Hynix was found by a previous jury in April 2006 to infringe a variety of Rambus patents. In that phase of trial, Rambus was awarded $133.6M in damages.
     “This ruling should put to rest a series of ongoing allegations Rambus has endured for many years,” said Tom Lavelle, senior vice president and general counsel at Rambus. “Our business is to license our revolutionary technology to the industry for fair compensation. We are pleased to have this decision behind us as we continue to engage with the industry to deliver compelling products to the market.”
     The case with Hynix was originally filed by Hynix against Rambus in August 2000. The Honorable Ronald Whyte split the case into three separate phases with Rambus now prevailing in all three phases. Cases are still pending against Hynix, Nanya, Micron, and Samsung in the Northern District of California, and with Micron in the District of Delaware.
     About Rambus Inc.
     Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, Korea and Taiwan. Additional information is available at www.rambus.com.
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Rambus Press Contact:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com